Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-14577, 333-65479, 333-41950, 333-90276, 333-102227, 333-135013, 333-144863, 333-144864, 333-152999, 333-153001, and 333-159581, on Form S-8 of our reports dated June 2, 2011, relating to the financial statements of Precision Castparts Corp. and subsidiaries, and the effectiveness of Precision Castparts Corp.'s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Precision Castparts Corp. for the year ended April 3, 2011.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
June 2, 2011